EXHIBIT 99.1

Wintrust Financial Corporation
9700 W. Higgins Road, Suite 800, Rosemont, Illinois 60018

News Release

FOR IMMEDIATE RELEASE                              April 10, 2020

FOR MORE INFORMATION CONTACT:
Edward J. Wehmer, Founder & Chief Executive Officer
David A. Dykstra, Vice Chairman & Chief Operating Officer
(847) 939-9000
Web site address: www.wintrust.com

Wintrust Financial Corporation Working Tirelessly
To Support Strong Community Interest in the Paycheck Protection Program

ROSEMONT, ILLINOIS – Wintrust Financial Corporation (“Wintrust” or “the Company”) (Nasdaq: WTFC) announced today that it has received more than $3.1 billion in loan inquiries from more than 7,700 small businesses since it opened its platform on April 3 to accept client submissions for the Paycheck Protection Program (PPP) from the U.S. Treasury Department and Small Business Administration (SBA).

Edward J. Wehmer, Founder and Chief Executive Officer, commented, “On March 27, the Coronavirus Aid, Relief, and Economic Security (CARES) Act became law and banks were directed to prepare for the launch of the PPP program. In less than a week, Wintrust created an entire customer-facing loan inquiry system and a new underwriting process to meet small businesses’ needs and the government’s desire to begin accepting inquiries on April 3. What our team has accomplished in just a few days is truly remarkable and I believe it is proof-positive of our unwavering commitment to our communities.”

Wehmer continued, “I have never been prouder of Wintrust and its employees than I am now. Our clients have put their trust in us as their community bank. We are working as hard as we can so that our clients can sleep better at night, knowing that they can continue to pay their employees, who in turn can pay their bills and feed their families. We are honored to be part of the solution to the complex problems faced by our clients during the COVID-19 pandemic. And we will continue to answer their call throughout this crisis and into the eventual recovery.”

Richard B. Murphy, Vice Chairman-Lending, stated, “As one of the largest SBA lenders in Illinois, we know that we are uniquely qualified to help small business customers navigate through this program. Since we opened the platform on the evening of April 3, we have received more than $3.1 billion in loan inquiries to administer and process. Our platform has worked as designed. We have trained hundreds of our bankers on the program and they are working tirelessly to process the inquiries. We also have quick response teams dedicated solely to this program to troubleshoot any issues around our network. Notably, over 50% of the number of PPP inquiries so far are for loans of less than $100,000, meaning that our participation in the PPP program will truly get vitally needed funds to many small businesses, fulfilling the spirit of this CARES Act program.”

At this point, Wintrust is processing the tremendous volume of inquiries that it has received and awaiting guidance from the SBA regarding required loan documentation, after which Wintrust can commence closing and funding loans. Wintrust will continue to take inquiries as capacity allows and customers should monitor its website for updated information.

Wehmer concluded, “Outside of the PPP program, our employees have been hard at work fielding questions and concerns and offering products and services that are helpful in the current environment. We have modified our service at our 187 branches to help keep everyone safe, providing access through our drive-up windows and by appointment for services that cannot be completed at the drive-up windows. Our commercial bankers have been counseling businesses about all of the resources available to them during this period. Wintrust Mortgage also has been extraordinarily busy helping its clients given the historically low interest rates, both telephonically and by accessing our online mortgage solution at ZOOM.WintrustMortgage.com.”

For additional and current information on how Wintrust and its affiliate charter banks are responding to the coronavirus click here.

About Wintrust
Wintrust is a financial holding company with assets of over $36 billion whose common stock is traded on the NASDAQ Global Select Market. Built on the "HAVE IT ALL" model, Wintrust offers sophisticated technology and resources of a large bank while focusing on providing service-based community banking to each and every customer. Wintrust operates fifteen community bank subsidiaries, with over 180 banking locations located in the greater Chicago and southern Wisconsin market areas. Additionally, Wintrust operates various non-bank business units including business units which provide commercial and life insurance premium financing in the United States, a premium finance company operating in Canada, a company providing short-term accounts receivable financing and value-added out-sourced administrative services to the temporary staffing services industry, a business unit engaging primarily in the origination and purchase of residential mortgages for sale into the secondary market throughout the United States, and companies providing wealth management services and qualified intermediary services for tax-deferred exchanges.

Forward-Looking Information
This press release contains forward-looking statements within the meaning of the federal securities laws.  Investors are cautioned that such statements are predictions and actual events or results may differ materially. Wintrust's expected financial results or other plans are subject to a number of risks and uncertainties. For a discussion of such risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see "Risk Factors" and the forward-looking statement disclosure contained in Wintrust's most recent Annual Report on Form 10-K and in any of the Company’s subsequent SEC filings. Forward-looking statements speak only as of the date made and Wintrust undertakes no duty to update the information.